EXHIBIT 99.1
For immediate release

Media Contact:        Sheila Odom, 402.458.2329
Investor Contact:     Cheryl Watson, 317.469.2064

Nelnet Receives Request Related to On-going Audit

LINCOLN, Neb., April 17, 2006 -- Today, Nelnet, Inc. (NYSE: NNI), received a request as a part of on-going field work related to the audit by the Office of Inspector General of the Department of Education (OIG) of Nelnet's portfolio of student loans receiving 9.5% special allowance payments. Nelnet has been asked to respond to preliminary exception reports describing potential issues raised by the OIG. The OIG requested additional information in connection with issues of a technical nature concerning the company's qualification for the special allowance payments. Nelnet remains confident in its business practices and believes it has billed for the special allowance payments in accordance with applicable laws, regulations, and Department of Education guidance; however, the company cannot predict the outcome of the audit or any subsequent review by the Department of Education.

                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $20.3 billion as of December 31, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

 Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the audit and the preliminary nature of the audit developments discussed in this press release, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.